Exhibit 99(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Record Quarterly Earnings of $154 million or $2.19 Per Share in the Third Quarter

CEO Commentary
"Building off prior quarters, our large percentage of fee-based revenues provided a differentiated earnings outcome compared to many similar-sized financial institutions," said Steven G. Bradshaw, president and chief executive officer. "Both our Wealth Management and Mortgage businesses delivered impressively in a time of compressed net interest margin and unsure credit outcomes across the industry."

Bradshaw continued, "Beyond the financial success we've had this quarter, I'm incredibly proud of the impact we've made in our communities. We have increased our charitable investments from the BOKF Foundation and our employees also stepped up their collective volunteer hours to help address needs across our communities. Our top ranking in the 2020 American Banker reputation survey is a testament to the level of leadership and engagement our employees provide in our banking communities. We have earned the reputation as an organization known for unwavering integrity, and that is demonstrated in everything that we do. Whether it's the role we play in our communities or the financial results for our shareholders - it's more about actions than words at BOK Financial."

Third Quarter 2020 Financial Highlights
•Net income was $154.0 million or $2.19 per diluted share for the third quarter of 2020 and $64.7 million or $0.92 per diluted share for the second quarter of 2020. Pre-provision net revenue was $204.6 million for the third quarter of 2020 compared to $215.0 million for the prior quarter. No provision for expected credit losses was necessary in the third quarter, while the second quarter of 2020 included a pre-tax provision for expected credit losses of $135.3 million. Our forecasts of economic conditions have improved since the previous quarter.
•Net interest revenue totaled $271.8 million, a decrease of $6.4 million. Discount accretion on acquired loans totaled $13.3 million in the third quarter of 2020 and $3.3 million in the prior quarter. Net interest margin was 2.81 percent compared to 2.83 percent in the second quarter of 2020. Excluding discount accretion, net interest margin was 2.67 percent compared to 2.80 percent in the prior quarter.
•Fees and commissions revenue totaled $222.9 million, an increase of $9.2 million. Brokerage and trading revenue increased $7.5 million, largely due to an increase trading revenue and customer hedging revenue.
•Operating expense was $301.3 million, an increase of $5.9 million. Personnel expense increased $3.6 million. Incentive compensation increased $5.6 million, largely related to vesting assumptions regarding the Company's earnings per share growth relative to a defined peer group. Non-personnel expense increased $2.3 million compared to the second quarter of 2020. Increases in net losses and expenses on two repossessed properties, professional fees and data processing and communications expense were partially offset by decreases in occupancy and equipment expense and other expenses. In addition, the second quarter of 2020 included a $3.0 million charitable contribution to the BOKF Foundation.
•Changes in the fair value of mortgage servicing rights and related economic hedges added $6.5 million during the third quarter of 2020 and $9.3 million in the prior quarter.
•Period-end loans decreased $353 million to $23.8 billion at September 30, 2020, primarily due to continued paydowns of commercial loans. Average loans were relatively consistent with the second quarter at $24.1 billion.

•The allowance for loan losses totaled $420 million or 1.76 percent of outstanding loans at September 30, 2020. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $448 million or 1.88 percent of outstanding loans at September 30, 2020. Excluding Paycheck Protection Program (PPP) loans, the allowance for loan losses was 1.93 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 2.06 percent. Excluding PPP loans, the allowance for loan losses was $436 million or 1.97 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $469 million or 2.12 percent of outstanding loans at June 30, 2020.
•Average deposits increased $2.0 billion to $34.6 billion and period-end deposits increased $1.1 billion to $35.0 billion, largely due to growth in commercial and wealth management balances. Continued deposit growth was due primarily to customers retaining higher balances in the current economic environment.
•The company's common equity Tier 1 capital ratio was 12.07 percent at September 30, 2020. In addition, the company's Tier 1 capital ratio was 12.07 percent, total capital ratio was 14.05 percent, and leverage ratio was 8.39 percent at September 30, 2020. At June 30, 2020, the company's common equity Tier 1 capital ratio was 11.44 percent, Tier 1 capital ratio was 11.44 percent, total capital ratio was 13.43 percent, and leverage ratio was 7.74 percent.

Third Quarter 2020 Business Segment Highlights
•Commercial Banking contributed $75.1 million to net income, a decrease of $5.9 million compared to the second quarter. Net interest revenue increased $4.8 million, including higher discount accretion. Net loans charged off increased $8.8 million. Fees and commissions revenue increased $3.6 million led by increased customer hedging and loan syndication activity. Operating expense increased $3.9 million, largely due to increases in incentive compensation and deposit insurance expense. Net losses and expenses on repossessed assets also increased $4.5 million due to impairment of a set of oil and gas properties and a retail commercial real estate property. Average Commercial Banking loans decreased $585 million due to repayment of defensive draws taken earlier in the year and purposeful deleveraging by our customers. Commercial deposits grew more than 5 percent to $14.6 billion in the third quarter.
•Consumer Banking contributed $26.3 million to net income, a decrease of $5.6 million compared to the second quarter. Net interest revenue decreased $6.1 million, largely due to lower yields on deposits sold to our Funds Management unit and compressed loan spreads. Fees and commissions revenue was largely unchanged compared to the prior quarter. While mortgage production revenue decreased slightly compared to the prior quarter, it was another strong quarter for our mortgage banking business. Low mortgage interest rates continue to result in high volumes and increased margins. Deposit service charges increased in the current quarter as many "stay at home" orders have been lifted and consumer activity starts to return to more normal levels. Changes in the fair value of mortgage servicing rights and related economic hedges provided $6.5 million during the third quarter of 2020 and $9.3 million in the prior quarter.
•Wealth Management contributed $31.2 million to net income, a decrease of $2.2 million compared to the second quarter. This segment produced another record quarter for total revenue. While net interest revenue decreased $3.9 million due to lower yields on deposits sold to our Funds Management unit, fees and commissions grew by $4.9 million. Increases in trading revenue of $3.0 million and other revenue of $2.3 million were partially offset by a decrease in fiduciary and asset management revenue. We continue to maintain an increased trading pipeline to provide greater liquidity to the housing market during this time of low interest rates. Deposit growth remains strong with total average deposits growing $704 million or 8 percent compared to the previous quarter. Assets under management or administration totaled $82.4 billion, up $3.0 billion since June 30.

Net Interest Revenue
Net interest revenue was $271.8 million for the third quarter of 2020, a $6.4 million decrease compared to the second quarter of 2020. Net purchase accounting discount accretion on acquired loans totaled $13.3 million in the third quarter of 2020 and $3.3 million in the second quarter of 2020. Increased accretion was primarily due to early payoffs of acquired loans.
Average earning assets decreased $681 million compared to the second quarter of 2020. Fair value option securities, held as an economic hedge of the changes in fair value of our mortgage servicing rights, decreased $399 million and restricted equity securities decreased $130 million. Residential mortgage loans held for sale decreased $75 million while interest-bearing cash and cash equivalents decreased $67 million. Average loan balances remained largely unchanged. Available for sale securities increased $101 million. Average interest-bearing deposits grew by $1.5 billion, primarily due to interest-bearing transaction deposits. Funds purchased and repurchase agreements decreased $3.0 billion and other borrowings decreased $145 million.
Net interest margin was 2.81 percent compared to 2.83 percent in the second quarter of 2020. Excluding discount accretion on acquired loans, net interest margin was 2.67 percent compared to 2.80 percent in the prior quarter. Recent interest rate cuts continue to compress the net interest margin. While the company has been proactive in reducing deposit costs and implementing LIBOR floors in loan agreements to support the margin, funds received from available for sale securities continue to be reinvested at lower rates.
The yield on average earning assets was 3.04 percent, an 8 basis point decrease from the prior quarter. The yield on the available for sale securities portfolio decreased 18 basis points to 2.11 percent and the loan portfolio yield decreased 3 basis points to 3.60 percent. Excluding loan discount accretion, the yield on average earning assets was 2.91 percent, down 18 basis points and the loan portfolio yield was 3.38 percent, down 20 basis points from the previous quarter. The yield on fair value option securities decreased 8 basis points to 1.92 percent.
Funding costs were 0.31 percent, down 6 basis points. The cost of interest-bearing deposits decreased 8 basis points to 0.26 percent. The cost of other borrowed funds was down 1 basis point to 0.31 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 8 basis points for the third quarter of 2020, consistent with the prior quarter.

Fees and Commissions Revenue
Fees and commissions revenue totaled $222.9 million for the third quarter of 2020, an increase of $9.2 million over the second quarter of 2020, led by continued growth in brokerage and trading revenue.
Brokerage and trading revenue increased $7.5 million to $69.5 million. Trading revenue increased $3.0 million. The low mortgage interest rate environment continues to drive our U.S. agency mortgage-backed securities trading activity. Customer hedging revenue increased $2.4 million as energy customers increased hedging activities in the volatile environment. Investment banking revenue also grew by $1.8 million largely due to loan syndication activity.
Deposit service charges increased $2.2 million compared to the first quarter. As "stay at home" orders have been lifted and customer activity returns to normal, we have seen service charges return to a more normal level as well. Other revenue increased $2.2 million.

Mortgage banking revenue decreased $2.0 million to $52.0 million, primarily due to a reduction of mortgage servicing revenue. During the second quarter of 2020, we completed a sale of mortgage servicing rights on $1.6 billion of unpaid principal balance, primarily related to loans guaranteed by the Veteran's Administration. Mortgage production revenue remained very strong at $38.4 million, decreasing only slightly from the previous quarter.
Fiduciary and asset management revenue decreased $1.3 million compared to the second quarter of 2020, largely due to a decrease from seasonal tax preparation fees earned in the second quarter.

Operating Expense
Total operating expense was $301.3 million for the third quarter of 2020, an increase of $5.9 million compared to the second quarter of 2020.
Personnel expense increased $3.6 million. Stock based incentive compensation increased $5.9 million due to changes related to vesting assumptions regarding the Company's earnings per share growth relative to a defined peer group. Cash based incentive compensation increased $3.1 million, primarily due to increased securities trading activity. Deferred compensation, which is largely offset by a decrease in the value of related investments included in Other gains (losses), decreased $3.5 million. Regular compensation decreased $2.6 million, primarily related to unfilled positions due to attrition.
Non-personnel expense increased $2.3 million over the second quarter of 2020. Net losses and expenses on repossessed assets increased $4.5 million, largely due to write-downs on a set of oil and gas properties and a retail commercial real estate property. Professional fees and services expense increased $1.9 million due mainly to higher legal fees. Data processing and communications expense increased $1.8 million due to continued investment in technology.
Occupancy and equipment expense decreased $2.6 million, primarily related to impairment charges incurred in the second quarter and other expense decreased $1.8 million. We also made a charitable contribution of $3.0 million to the BOKF Foundation in the second quarter.

Income Taxes

The effective tax rate was 24.7 percent for the third quarter of 2020, an increase from 19.7 percent for the second quarter of 2020. An increase in forecasted pre-tax income for 2020 and the completion of 2019 tax returns drove the increase in effective tax rate for the quarter. The effective tax rate excluding these items was 21.7 percent.

Loans, Deposits and Capital
Loans
Outstanding loans were $23.8 billion at September 30, 2020, a $353 million decrease compared to June 30, 2020, primarily due to commercial loan payoffs.

Outstanding core commercial loan balances decreased $593 million or 4 percent compared to June 30, 2020, primarily due to continued pay downs. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances decreased $257 million to $3.7 billion or 16 percent of total loans. The current commodity price environment is continuing to dampen demand for new loans and borrowers are paying down debt to reduce leverage. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 67 percent of committed production loans are secured by properties primarily producing oil. The remaining 33 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $2.3 billion at September 30, 2020, a $214 million decrease compared to June 30, 2020, and a $660 million decrease compared to December 31, 2019, largely as a result of the semi-annual borrowing base redetermination process in the second quarter.
Healthcare sector loan balances increased $36 million to $3.3 billion or 14 percent of total loans, primarily due to growth in loans to senior housing and care facilities. Our healthcare sector loans primarily consist of $2.5 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility. The remaining balance is composed of hospitals and other medical service providers impacted by a deferral of elective procedures. The CARES Act does include multiple revenue enhancement measures for both hospitals and skilled nursing facilities as they manage through the risks of the virus.
General business loans decreased $138 million to $3.0 billion or 13 percent of total loans. General business loans include $1.7 billion of wholesale/retail loans and $748 million of loans from other commercial industries. Broad pay downs across our core commercial and industrial loan book contracted the portfolio.
Services loan balances decreased $234 million to $3.5 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, educational services, consumer services and commercial services.
Although not a significant portion of our commercial portfolio, our services and general business loans also include areas we consider to be more exposed to the economic slowdown as a result of the social distancing measures in place to combat the COVID-19 pandemic such as entertainment and recreation, retail, hotels, churches, airline travel, and higher education that are dependent on large social gatherings to remain profitable. This represents less than 7 percent of our total portfolio. Some of these borrowers have participated in the PPP, which has provided some measure of relief. We will continue to monitor these areas closely in the coming months.
Commercial real estate loan balances were up $140 million over June 30, 2020 and represent 20 percent of total loans at September 30, 2020. Loans secured by office buildings increased $126 million to $1.1 billion. Loans secured by industrial facilities increased $69 million. Loans secured by other commercial real estate properties decreased $26 million to $507 million. Multifamily residential loans, our largest exposure in commercial real estate, decreased $20 million to $1.4 billion at September 30, 2020. Loans secured by retail facilities were $786 million at September 30, 2020, largely unchanged from the prior quarter. Loans secured by retail facilities and office buildings may be impacted by measures being taken to hinder the spread of the virus as well as changes in consumer behavior.

Loans to individuals increased $85 million, primarily due to an increase in residential mortgage loans guaranteed by U.S. government agencies. The Company may repurchase loans previously sold into GNMA mortgage pools when certain defined delinquency criteria are met. Because of this repurchase right, the Company is deemed to have regained effective control over these loans and must include them on the Consolidated Balance Sheet. Loans to individuals represent 14 percent of total loans at September 30, 2020.
Deposits
Period-end deposits totaled $35.0 billion at September 30, 2020, a $1.1 billion increase over June 30, 2020. Continued deposit growth was due primarily to customers retaining higher balances in the current economic environment. Interest-bearing transaction account balances grew by $1.3 billion. Average deposits were $34.6 billion at September 30, 2020, a $2.0 billion increase compared to June 30, 2020. Interest-bearing transaction deposits increased $1.7 billion.
Capital
The company's common equity Tier 1 capital ratio was 12.07 percent at September 30, 2020. In addition, the company's Tier 1 capital ratio was 12.07 percent, total capital ratio was 14.05 percent, and leverage ratio was 8.39 percent at September 30, 2020. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 29 basis points to the company's common equity tier 1 capital ratio at September 30. At June 30, 2020, the company's common equity Tier 1 capital ratio was 11.44 percent, Tier 1 capital ratio was 11.44 percent, total capital ratio was 13.43 percent, and leverage ratio was 7.74 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 9.02 percent at September 30, 2020 and 8.79 percent at June 30, 2020. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.

Credit Quality
The Company adopted FASB Accounting Standard Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Assets Measured at Amortized Cost ("CECL") on January 1, 2020. CECL requires recognition of expected credit losses on assets carried at amortized cost over their expected lives. Our CECL models measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.

No provision for credit losses was necessary for the third quarter of 2020. A $1.7 million provision related to lending activities was offset by a decrease in the accrual for expected credit losses from mortgage banking activities and allowance for credit losses from investment securities. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to an improved economic outlook related to the anticipated impact of the on-going COVID-19 pandemic, and other assumptions, resulted in a $12.8 million decrease in the provision for credit losses from lending activities. Changes in the loan portfolio characteristics, including specific impairment and losses, loan balances and risk grading resulted in a $14.5 million increase in the provision for credit losses from lending activities.

Our base case reasonable and supportable forecast assumes that the COVID-19 pandemic maintains its current trajectory with localized and state-level hotspots. This scenario assumes approval of a vaccine prior to the end of 2020, with a large share of the U.S. population vaccinated by the end of the third quarter of 2021. After a strong increase in GDP in the third quarter, we expect GDP growth to moderate to rates consistent with historical averages and recovering to pre-COVID levels by the end of 2021. We expect a 4 percent increase in GDP over the next twelve months. Our forecasted civilian unemployment rate is 8.0 percent for the fourth quarter of 2020, improving to 6.9 percent by the third quarter of 2021. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of September 2020, averaging $41.65 per barrel over the next twelve months.

The allowance for loan losses totaled $420 million or 1.76 percent of outstanding loans and 195 percent of non-accruing loans at September 30, 2020, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $448 million or 1.88 percent of outstanding loans and 208 percent of non-accruing loans at September 30, 2020. The combined allowance for credit losses attributed to energy was 4.30 percent of outstanding energy loans at September 30. Excluding PPP loans, the allowance for loan losses was 1.93 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 2.06 percent.

At June 30, 2020, the allowance for loan losses was $436 million or 1.80 percent of outstanding loans and 175 percent of non-accruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $469 million or 1.94 percent of outstanding loans and 188 percent of non-accruing loans.
Non-performing assets totaled $417 million or 1.75 percent of outstanding loans and repossessed assets at September 30, 2020, compared to $405 million or 1.68 percent at June 30, 2020. Non-performing assets that are not guaranteed by U.S. government agencies totaled $268 million or 1.25 percent of outstanding loans and repossessed assets at September 30, 2020, down from $285 million or 1.31 percent at June 30, 2020.
Non-accruing loans were $221 million or 1.02 percent of outstanding loans, excluding PPP loans, at September 30, 2020. Non-accruing commercial loans totaled $170 million or 1.25 percent of outstanding commercial loans. Non-accruing commercial real estate loans totaled $13 million or 0.28 percent of outstanding commercial real estate loans. Non-accruing loans to individuals totaled $38 million or 1.11 percent of outstanding loans to individuals.

Non-accruing loans decreased $34 million compared to June 30, 2020, primarily due to a $36 million decrease in non-accruing energy loans. New non-accruing loans identified in the third quarter totaled $45 million, offset by $30 million in payments received, $27 million in charge-offs and $23 million of foreclosures.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $623 million at September 30, compared to $626 million at June 30. A decrease in potential problem energy loans was partially offset by an increase in general business loans and commercial real estate loans.
Net charge-offs were $22.4 million or 0.41 percent of average loans on an annualized basis for the third quarter of 2020, excluding PPP loans. Net charge-offs were 0.30 percent of average loans over the last four quarters. Net charge-offs were $14.1 million or 0.25 percent of average loans on an annualized basis for the second quarter of 2020, excluding PPP loans. Gross charge-offs were $26.7 million for the third quarter compared to $15.6 million for the previous quarter. Recoveries totaled $4.2 million for the third quarter of 2020 and $1.5 million for the second quarter of 2020.
Loans in deferral status have dropped to just over 1 percent of total loans from a peak of more than 7 percent. More than 80 percent of the loans that were deferred have now moved back to payment status. Of the loans that remain in deferral, approximately half are in the Commercial Real Estate portfolio.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $12.8 billion at September 30, 2020, a $341 million increase compared to June 30, 2020. At September 30, 2020, the available for sale securities portfolio consisted primarily of $9.4 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.3 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At September 30, 2020, the available for sale securities portfolio had a net unrealized gain of $481 million compared to $487 million at June 30, 2020.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $588 million to $135 million at September 30, 2020.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $6.5 million during the third quarter of 2020, including a $3.4 million increase in the fair value of mortgage servicing rights, $1.5 million increase in the fair value of securities and derivative contracts held as an economic hedge, and $1.6 million of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on October 21, 2020 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13711391.

About BOK Financial Corporation
BOK Financial Corporation is a $46 billion regional financial services company headquartered in Tulsa, Oklahoma with $82 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Milwaukee and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of September 30, 2020 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sept. 30, 2020	June 30, 2020
ASSETS
Cash and due from banks	$658,612	$762,453
Interest-bearing cash and cash equivalents	347,759	485,319
Trading securities	2,245,480	1,196,105
Investment securities, net of allowance	256,001	267,988
Available for sale securities	12,817,269	12,475,919
Fair value option securities	134,756	722,657
Restricted equity securities	111,656	125,683
Residential mortgage loans held for sale	295,290	319,357
Loans:
Commercial	13,565,706	14,158,510
Commercial real estate	4,693,700	4,554,144
Paycheck protection program	2,097,325	2,081,428
Loans to individuals	3,446,569	3,361,808
Total loans	23,803,300	24,155,890
Allowance for loan losses	(419,777)	(435,597)
Loans, net of allowance	23,383,523	23,720,293
Premises and equipment, net	542,625	550,230
Receivables	245,514	226,934
Goodwill	1,048,091	1,048,091
Intangible assets, net	118,524	123,595
Mortgage servicing rights	97,644	97,971
Real estate and other repossessed assets, net	52,847	35,330
Derivative contracts, net	593,568	651,553
Cash surrender value of bank-owned life insurance	396,497	393,741
Receivable on unsettled securities sales	1,934,495	1,863,719
Other assets	787,073	752,936
TOTAL ASSETS	$46,067,224	$45,819,874

LIABILITIES AND EQUITY
Deposits:
Demand	$12,047,338	$11,992,165
Interest-bearing transaction	20,196,740	18,850,418
Savings	720,949	696,971
Time	2,007,973	2,352,760
Total deposits	34,973,000	33,892,314
Funds purchased and repurchase agreements	973,652	1,357,602
Other borrowings	2,771,429	3,173,563
Subordinated debentures	275,986	275,973
Accrued interest, taxes and expense	335,914	365,634
Due on unsettled securities purchases	641,817	599,510
Derivative contracts, net	446,328	610,020
Other liabilities	422,989	440,835
TOTAL LIABILITIES	40,841,115	40,715,451
Shareholders' equity:
Capital, surplus and retained earnings	4,853,617	4,726,679
Accumulated other comprehensive gain	365,170	370,316
TOTAL SHAREHOLDERS' EQUITY	5,218,787	5,096,995
Non-controlling interests	7,322	7,428
TOTAL EQUITY	5,226,109	5,104,423
TOTAL LIABILITIES AND EQUITY	$46,067,224	$45,819,874

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
ASSETS
Interest-bearing cash and cash equivalents	$553,070	$619,737	$721,659	$573,203	$500,823
Trading securities	1,834,160	1,871,647	1,690,104	1,672,426	1,696,568
Investment securities, net of allowance	258,965	268,947	282,265	298,567	308,090
Available for sale securities	12,580,850	12,480,065	11,664,521	11,333,524	10,747,439
Fair value option securities	387,784	786,757	1,793,480	1,521,528	1,553,879
Restricted equity securities	144,415	273,922	429,133	479,687	476,781
Residential mortgage loans held for sale	213,125	288,588	129,708	203,535	203,319
Loans:
Commercial	13,772,217	14,502,652	14,452,851	14,344,534	14,507,185
Commercial real estate	4,754,269	4,543,511	4,346,886	4,532,649	4,652,534
Paycheck protection program	2,092,933	1,699,369	—	—	—
Loans to individuals	3,491,044	3,353,960	3,143,286	3,358,817	3,253,199
Total loans	24,110,463	24,099,492	21,943,023	22,236,000	22,412,918
Allowance for loan losses	(441,831)	(367,583)	(250,338)	(205,417)	(201,714)
Loans, net of allowance	23,668,632	23,731,909	21,692,685	22,030,583	22,211,204
Total earning assets	39,641,001	40,321,572	38,403,555	38,113,053	37,698,103
Cash and due from banks	723,826	678,878	669,369	690,806	717,338
Derivative contracts, net	581,839	642,969	376,621	311,542	331,834
Cash surrender value of bank-owned life insurance	394,680	391,951	390,009	388,012	385,190
Receivable on unsettled securities sales	4,563,301	4,626,307	3,046,111	1,973,604	1,742,794
Other assets	3,027,108	3,095,354	2,834,953	2,736,337	2,705,089
TOTAL ASSETS	$48,931,755	$49,757,031	$45,720,618	$44,213,354	$43,580,348

LIABILITIES AND EQUITY
Deposits:
Demand	$11,929,694	$11,489,322	$9,232,859	$9,612,533	$9,759,710
Interest-bearing transaction	19,752,106	18,040,170	16,159,654	14,685,385	13,131,542
Savings	707,121	656,669	563,821	554,605	557,122
Time	2,251,012	2,464,793	2,239,234	2,247,717	2,251,800
Total deposits	34,639,933	32,650,954	28,195,568	27,100,240	25,700,174
Funds purchased and repurchase agreements	2,782,150	5,816,484	3,815,941	4,120,610	3,106,163
Other borrowings	3,382,688	3,527,303	6,542,325	6,247,194	8,125,023
Subordinated debentures	275,980	275,949	275,932	275,916	275,900
Derivative contracts, net	458,390	836,667	379,342	276,078	300,051
Due on unsettled securities purchases	1,516,880	887,973	960,780	784,174	745,893
Other liabilities	712,674	690,087	642,764	561,654	547,144
TOTAL LIABILITIES	43,768,695	44,685,417	40,812,652	39,365,866	38,800,348
Total equity	5,163,060	5,071,614	4,907,966	4,847,488	4,780,000
TOTAL LIABILITIES AND EQUITY	$48,931,755	$49,757,031	$45,720,618	$44,213,354	$43,580,348

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Interest revenue	$294,659	$395,207	$949,980	$1,162,101
Interest expense	22,909	116,111	138,766	319,471
Net interest revenue	271,750	279,096	811,214	842,630
Provision for credit losses	—	12,000	229,092	25,000
Net interest revenue after provision for credit losses	271,750	267,096	582,122	817,630
Other operating revenue:
Brokerage and trading revenue	69,526	43,840	182,327	115,983
Transaction card revenue	23,465	22,015	68,286	64,668
Fiduciary and asset management revenue	39,931	43,621	125,646	132,004
Deposit service charges and fees	24,286	28,837	72,462	85,154
Mortgage banking revenue	51,959	30,180	143,062	82,145
Other revenue	13,698	17,626	37,486	42,825
Total fees and commissions	222,865	186,119	629,269	522,779
Other gains, net	6,265	4,544	2,292	11,000
Gain on derivatives, net	2,354	3,778	42,659	19,595
Gain (loss) on fair value option securities, net	(754)	4,597	53,180	24,115
Change in fair value of mortgage servicing rights	3,441	(12,593)	(85,800)	(62,814)
Gain (loss) on available for sale securities, net	(12)	5	5,571	1,110
Total other operating revenue	234,159	186,450	647,171	515,785
Other operating expense:
Personnel	179,860	162,573	512,276	492,143
Business promotion	2,633	8,859	10,783	26,875
Charitable contributions to BOKF Foundation	—	—	3,000	1,000
Professional fees and services	14,074	12,312	39,183	41,453
Net occupancy and equipment	28,111	27,558	84,847	83,959
Insurance	5,848	4,220	15,984	15,513
Data processing and communications	34,751	31,915	100,436	93,099
Printing, postage and supplies	3,482	3,825	11,256	12,817
Net losses and operating expenses of repossessed assets	6,244	1,728	9,541	4,304
Amortization of intangible assets	5,071	5,064	15,355	15,393
Mortgage banking costs	15,803	14,975	41,946	36,426
Other expense	5,388	6,263	20,669	20,604
Total other operating expense	301,265	279,292	865,276	843,586

Net income before taxes	204,644	174,254	364,017	489,829
Federal and state income taxes	50,552	32,396	83,655	99,926

Net income	154,092	141,858	280,362	389,903
Net income (loss) attributable to non-controlling interests	58	(373)	(444)	(503)
Net income attributable to BOK Financial Corporation shareholders	$154,034	$142,231	$280,806	$390,406

Average shares outstanding:
Basic	69,877,866	70,596,307	69,958,944	70,953,544
Diluted	69,879,290	70,609,924	69,962,053	70,968,845

Net income per share:
Basic	$2.19	$2.00	$3.99	$5.47
Diluted	$2.19	$2.00	$3.99	$5.47

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Capital:
Period-end shareholders' equity	$5,218,787	$5,096,995	$5,026,248	$4,855,795	$4,829,016
Risk weighted assets	$31,529,826	$32,180,602	$32,973,242	$31,673,425	$32,159,139
Risk-based capital ratios:
Common equity tier 1	12.07%	11.44%	10.98%	11.39%	11.06%
Tier 1	12.07%	11.44%	10.98%	11.39%	11.06%
Total capital	14.05%	13.43%	12.65%	12.94%	12.56%
Leverage ratio	8.39%	7.74%	8.15%	8.40%	8.41%
Tangible common equity ratio[1]	9.02%	8.79%	8.39%	8.98%	8.72%

Common stock:
Book value per share	$74.23	$72.50	$71.49	$68.80	$68.15
Tangible book value per share	57.64	55.83	54.85	52.17	51.60
Market value per share:
High	$62.86	$67.62	$87.40	$88.28	$84.35
Low	$48.41	$37.80	$34.57	$71.85	$72.96
Cash dividends paid	$35,799	$35,769	$35,949	$36,011	$35,472
Dividend payout ratio	23.24%	55.29%	57.91%	32.63%	24.94%
Shares outstanding, net	70,305,833	70,306,690	70,308,532	70,579,598	70,858,010
Stock buy-back program:
Shares repurchased	—	—	442,000	280,000	336,713
Amount	$—	$—	$33,380	$22,844	$25,937
Average price per share	$—	$—	$75.52	$81.59	$77.03

Performance ratios (quarter annualized):
Return on average assets	1.25%	0.52%	0.55%	0.99%	1.29%
Return on average equity	11.89%	5.14%	5.10%	9.05%	11.83%
Net interest margin	2.81%	2.83%	2.80%	2.88%	3.01%
Efficiency ratio	60.41%	59.57%	58.62%	63.65%	59.31%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,218,787	$5,096,995	$5,026,248	$4,855,795	$4,829,016
Less: Goodwill and intangible assets, net	1,166,615	1,171,686	1,169,898	1,173,362	1,172,411
Tangible common equity	$4,052,172	$3,925,309	$3,856,350	$3,682,433	$3,656,605

Total assets	$46,067,224	$45,819,874	$47,119,162	$42,172,021	$43,127,205
Less: Goodwill and intangible assets, net	1,166,615	1,171,686	1,169,898	1,173,362	1,172,411
Tangible assets	$44,900,609	$44,648,188	$45,949,264	$40,998,659	$41,954,794

Tangible common equity ratio	9.02%	8.79%	8.39%	8.98%	8.72%

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Pre-provision net revenue:
Net income before taxes	$204,644	$80,089	$79,284	$141,039	$174,254
Provision for expected credit losses	—	135,321	93,771	19,000	12,000
Net income (loss) attributable to non-controlling interests	58	(407)	(95)	430	(373)
Pre-provision net revenue	$204,586	$215,817	$173,150	$159,609	$186,627

Other data:
Tax equivalent interest	$2,457	$2,630	$2,715	$2,726	$2,936
Net unrealized gain (loss) on available for sale securities	$480,563	$487,334	$435,989	$138,149	$178,060

Mortgage banking:
Mortgage production revenue	$38,431	$39,185	$21,570	$9,169	$13,814

Mortgage loans funded for sale	$1,032,472	$1,184,249	$548,956	$855,643	$877,280
Add: current period-end outstanding commitments	560,493	546,304	657,570	158,460	379,377
Less: prior period end outstanding commitments	546,304	657,570	158,460	379,377	344,087
Total mortgage production volume	$1,046,661	$1,072,983	$1,048,066	$634,726	$912,570

Mortgage loan refinances to mortgage loans funded for sale	54%	71%	57%	57%	56%
Gain on sale margin	3.67%	3.65%	2.06%	1.44%	1.51%

Mortgage servicing revenue	$13,528	$14,751	$15,597	$16,227	$16,366
Average outstanding principal balance of mortgage loans serviced for others	17,434,215	19,319,872	20,416,546	20,856,446	21,172,874
Average mortgage servicing revenue rates	0.31%	0.31%	0.31%	0.31%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$2,295	$21,815	$18,371	$(4,714)	$3,742
Gain (loss) on fair value option securities, net	(754)	(14,459)	68,393	(8,328)	4,597
Gain (loss) on economic hedge of mortgage servicing rights	1,541	7,356	86,764	(13,042)	8,339
Gain (loss) on changes in fair value of mortgage servicing rights	3,441	(761)	(88,480)	9,297	(12,593)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	4,982	6,595	(1,716)	(3,745)	(4,254)
Net interest revenue on fair value option securities[2]	1,565	2,702	4,268	1,544	1,245
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$6,547	$9,297	$2,552	$(2,201)	$(3,009)
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Interest revenue	$294,659	$306,384	$348,937	$369,857	$395,207
Interest expense	22,909	28,280	87,577	99,608	116,111
Net interest revenue	271,750	278,104	261,360	270,249	279,096
Provision for credit losses	—	135,321	93,771	19,000	12,000
Net interest revenue after provision for credit losses	271,750	142,783	167,589	251,249	267,096
Other operating revenue:
Brokerage and trading revenue	69,526	62,022	50,779	43,843	43,840
Transaction card revenue	23,465	22,940	21,881	22,548	22,015
Fiduciary and asset management revenue	39,931	41,257	44,458	45,021	43,621
Deposit service charges and fees	24,286	22,046	26,130	27,331	28,837
Mortgage banking revenue	51,959	53,936	37,167	25,396	30,180
Other revenue	13,698	11,479	12,309	15,283	17,626
Total fees and commissions	222,865	213,680	192,724	179,422	186,119
Other gains (losses), net	6,265	6,768	(10,741)	(1,649)	4,544
Gain (loss) on derivatives, net	2,354	21,885	18,420	(4,644)	3,778
Gain (loss) on fair value option securities, net	(754)	(14,459)	68,393	(8,328)	4,597
Change in fair value of mortgage servicing rights	3,441	(761)	(88,480)	9,297	(12,593)
Gain (loss) on available for sale securities, net	(12)	5,580	3	4,487	5
Total other operating revenue	234,159	232,693	180,319	178,585	186,450
Other operating expense:
Personnel	179,860	176,235	156,181	168,422	162,573
Business promotion	2,633	1,935	6,215	8,787	8,859
Charitable contributions to BOKF Foundation	—	3,000	—	2,000	—
Professional fees and services	14,074	12,161	12,948	13,408	12,312
Net occupancy and equipment	28,111	30,675	26,061	26,316	27,558
Insurance	5,848	5,156	4,980	5,393	4,220
Data processing and communications	34,751	32,942	32,743	31,884	31,915
Printing, postage and supplies	3,482	3,502	4,272	3,700	3,825
Net losses and operating expenses of repossessed assets	6,244	1,766	1,531	2,403	1,728
Amortization of intangible assets	5,071	5,190	5,094	5,225	5,064
Mortgage banking costs	15,803	15,598	10,545	14,259	14,975
Other expense	5,388	7,227	8,054	6,998	6,263
Total other operating expense	301,265	295,387	268,624	288,795	279,292
Net income before taxes	204,644	80,089	79,284	141,039	174,254
Federal and state income taxes	50,552	15,803	17,300	30,257	32,396
Net income	154,092	64,286	61,984	110,782	141,858
Net income (loss) attributable to non-controlling interests	58	(407)	(95)	430	(373)
Net income attributable to BOK Financial Corporation shareholders	$154,034	$64,693	$62,079	$110,352	$142,231

Average shares outstanding:
Basic	69,877,866	69,876,043	70,123,685	70,295,899	70,596,307
Diluted	69,879,290	69,877,467	70,130,166	70,309,644	70,609,924
Net income per share:
Basic	$2.19	$0.92	$0.88	$1.56	$2.00
Diluted	$2.19	$0.92	$0.88	$1.56	$2.00

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Commercial:
Energy	$3,717,101	$3,974,174	$4,111,676	$3,973,377	$4,114,269
Services	3,545,825	3,779,881	3,955,748	3,832,031	4,011,089
Healthcare	3,325,790	3,289,343	3,165,096	3,033,916	3,032,968
General business	2,976,990	3,115,112	3,563,455	3,192,326	3,266,299
Total commercial	13,565,706	14,158,510	14,795,975	14,031,650	14,424,625

Commercial real estate:
Multifamily	1,387,461	1,407,107	1,282,457	1,265,562	1,324,839
Office	1,099,563	973,995	962,004	928,379	1,014,275
Retail	786,211	780,467	774,198	775,521	799,169
Industrial	792,389	723,005	728,026	856,117	873,536
Residential construction and land development	121,258	136,911	138,958	150,879	135,361
Other commercial real estate	506,818	532,659	564,442	457,325	478,877
Total commercial real estate	4,693,700	4,554,144	4,450,085	4,433,783	4,626,057

Paycheck protection program	2,097,325	2,081,428	—	—	—

Loans to individuals:
Residential mortgage	1,849,144	1,813,442	1,844,555	1,886,378	1,925,539
Residential mortgages guaranteed by U.S. government agencies	384,247	322,269	197,889	197,794	191,764
Personal	1,213,178	1,226,097	1,175,466	1,201,382	1,117,382
Total loans to individuals	3,446,569	3,361,808	3,217,910	3,285,554	3,234,685

Total	$23,803,300	$24,155,890	$22,463,970	$21,750,987	$22,285,367

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Texas:
Commercial	$5,545,158	$5,771,691	$6,350,690	$6,174,894	$6,220,227
Commercial real estate	1,499,630	1,389,547	1,296,266	1,259,117	1,292,116
Paycheck protection program	614,970	612,133	—	—	—
Loans to individuals	792,994	748,474	756,634	727,175	749,361
Total Texas	8,452,752	8,521,845	8,403,590	8,161,186	8,261,704

Oklahoma:
Commercial	4,901,666	5,086,934	3,886,086	3,454,825	3,690,100
Commercial real estate	647,228	636,021	593,473	631,026	679,786
Paycheck protection program	487,247	442,518	—	—	—
Loans to individuals	2,036,452	1,967,665	1,788,518	1,854,864	1,753,698
Total Oklahoma	8,072,593	8,133,138	6,268,077	5,940,715	6,123,584

Colorado:
Commercial	1,501,821	1,600,382	2,181,309	2,169,598	2,247,798
Commercial real estate	890,746	937,742	955,608	927,826	975,066
Paycheck protection program	494,910	488,279	—	—	—
Loans to individuals	257,345	264,872	268,674	276,939	303,605
Total Colorado	3,144,822	3,291,275	3,405,591	3,374,363	3,526,469

Arizona:
Commercial	956,047	1,036,862	1,396,582	1,307,073	1,276,534
Commercial real estate	692,987	689,121	714,161	728,832	771,425
Paycheck protection program	272,114	318,961	—	—	—
Loans to individuals	166,115	177,066	181,821	186,539	170,815
Total Arizona	2,087,263	2,222,010	2,292,564	2,222,444	2,218,774

Kansas/Missouri:
Commercial	414,038	404,860	556,255	527,872	566,969
Commercial real estate	352,241	314,504	310,799	322,541	374,795
Paycheck protection program	80,230	76,724	—	—	—
Loans to individuals	96,358	102,577	116,734	131,069	146,522
Total Kansas/Missouri	942,867	898,665	983,788	981,482	1,088,286

New Mexico:
Commercial	157,322	182,688	327,164	305,320	335,409
Commercial real estate	471,505	455,574	434,150	402,148	374,331
Paycheck protection program	133,244	128,058	—	—	—
Loans to individuals	79,890	83,470	87,110	90,257	92,270
Total New Mexico	841,961	849,790	848,424	797,725	802,010

Arkansas:
Commercial	89,654	75,093	97,889	92,068	87,588
Commercial real estate	139,363	131,635	145,628	162,293	158,538
Paycheck protection program	14,610	14,755	—	—	—
Loans to individuals	17,415	17,684	18,419	18,711	18,414
Total Arkansas	261,042	239,167	261,936	273,072	264,540

TOTAL BOK FINANCIAL	$23,803,300	$24,155,890	$22,463,970	$21,750,987	$22,285,367
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Oklahoma:
Demand	$4,493,691	$4,378,559	$3,669,558	$3,257,337	$3,515,312
Interest-bearing:
Transaction	12,586,401	11,438,489	9,955,697	8,574,912	7,447,799
Savings	401,062	387,557	329,631	306,194	308,103
Time	1,081,176	1,330,619	1,137,802	1,125,446	1,198,170
Total interest-bearing	14,068,639	13,156,665	11,423,130	10,006,552	8,954,072
Total Oklahoma	18,562,330	17,535,224	15,092,688	13,263,889	12,469,384

Texas:
Demand	3,152,393	3,070,955	2,767,399	2,757,376	2,867,915
Interest-bearing:
Transaction	3,482,603	3,358,090	2,874,362	2,911,731	2,589,063
Savings	136,787	128,892	115,039	102,456	100,597
Time	438,337	476,867	505,565	495,343	464,264
Total interest-bearing	4,057,727	3,963,849	3,494,966	3,509,530	3,153,924
Total Texas	7,210,120	7,034,804	6,262,365	6,266,906	6,021,839

Colorado:
Demand	2,057,603	2,096,075	1,579,764	1,729,674	1,694,044
Interest-bearing:
Transaction	1,861,763	1,816,604	1,759,384	1,769,037	1,910,874
Savings	68,230	67,477	58,000	53,307	60,107
Time	226,780	254,845	279,105	283,517	273,622
Total interest-bearing	2,156,773	2,138,926	2,096,489	2,105,861	2,244,603
Total Colorado	4,214,376	4,235,001	3,676,253	3,835,535	3,938,647

New Mexico:
Demand	964,908	965,877	750,052	623,722	645,698
Interest-bearing:
Transaction	713,418	752,565	563,891	558,493	539,260
Savings	85,463	80,242	67,553	63,999	62,863
Time	200,525	222,370	235,778	238,140	236,135
Total interest-bearing	999,406	1,055,177	867,222	860,632	838,258
Total New Mexico	1,964,314	2,021,054	1,617,274	1,484,354	1,483,956

Arizona:
Demand	928,671	985,757	665,396	681,268	705,895
Interest-bearing:
Transaction	771,319	780,500	729,603	684,929	600,103
Savings	11,498	15,669	8,832	10,314	12,487
Time	36,929	42,318	47,081	49,676	44,347
Total interest-bearing	819,746	838,487	785,516	744,919	656,937
Total Arizona	1,748,417	1,824,244	1,450,912	1,426,187	1,362,832

	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Kansas/Missouri:
Demand	405,360	427,795	318,985	384,533	376,020
Interest-bearing:
Transaction	616,797	526,635	537,552	784,574	284,940
Savings	15,520	15,033	12,888	12,169	11,689
Time	16,430	17,746	19,137	17,877	19,126
Total interest-bearing	648,747	559,414	569,577	814,620	315,755
Total Kansas/Missouri	1,054,107	987,209	888,562	1,199,153	691,775

Arkansas:
Demand	44,712	67,147	70,428	27,381	39,513
Interest-bearing:
Transaction	164,439	177,535	175,803	108,076	149,506
Savings	2,389	2,101	1,862	1,837	1,747
Time	7,796	7,995	8,005	7,850	7,877
Total interest-bearing	174,624	187,631	185,670	117,763	159,130
Total Arkansas	219,336	254,778	256,098	145,144	198,643

TOTAL BOK FINANCIAL	$34,973,000	$33,892,314	$29,244,152	$27,621,168	$26,167,076

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.12%	0.07%	1.33%	1.62%	2.42%
Trading securities	1.92%	2.46%	2.89%	3.19%	3.49%
Investment securities, net of allowance	4.85%	4.77%	4.73%	4.69%	4.46%
Available for sale securities	2.11%	2.29%	2.48%	2.52%	2.60%
Fair value option securities	1.92%	2.00%	2.67%	2.62%	2.79%
Restricted equity securities	2.53%	2.75%	5.49%	5.37%	6.34%
Residential mortgage loans held for sale	3.01%	3.10%	3.50%	3.55%	3.73%
Loans	3.60%	3.63%	4.50%	4.75%	5.12%
Allowance for loan losses
Loans, net of allowance	3.67%	3.69%	4.55%	4.80%	5.17%
Total tax-equivalent yield on earning assets	3.04%	3.12%	3.73%	3.93%	4.25%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.17%	0.21%	0.89%	1.00%	1.08%
Savings	0.05%	0.05%	0.09%	0.11%	0.14%
Time	1.13%	1.36%	1.83%	1.94%	1.94%
Total interest-bearing deposits	0.26%	0.34%	0.98%	1.09%	1.17%
Funds purchased and repurchase agreements	0.17%	0.14%	1.14%	1.56%	2.01%
Other borrowings	0.43%	0.56%	1.66%	2.01%	2.42%
Subordinated debt	4.89%	5.16%	5.30%	5.40%	5.48%
Total cost of interest-bearing liabilities	0.31%	0.37%	1.19%	1.40%	1.68%
Tax-equivalent net interest revenue spread	2.73%	2.75%	2.54%	2.53%	2.57%
Effect of noninterest-bearing funding sources and other	0.08%	0.08%	0.26%	0.35%	0.44%
Tax-equivalent net interest margin	2.81%	2.83%	2.80%	2.88%	3.01%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$126,816	$162,989	$96,448	$91,722	$88,894
Healthcare	3,645	3,645	4,070	4,480	5,978
Services	25,817	21,032	8,425	7,483	6,119
General business	13,675	14,333	9,681	11,731	10,715
Total commercial	169,953	201,999	118,624	115,416	111,706

Commercial real estate	12,952	13,956	8,545	27,626	23,185

Loans to individuals:
Permanent mortgage	31,599	33,098	30,721	31,522	30,972
Permanent mortgage guaranteed by U.S. government agencies	6,397	6,110	5,005	6,100	6,332
Personal	252	233	277	287	271
Total loans to individuals	38,248	39,441	36,003	37,909	37,575

Total nonaccruing loans	$221,153	$255,396	$163,172	$180,951	$172,466
Accruing renegotiated loans guaranteed by U.S. government agencies	142,770	114,571	91,757	92,452	92,718
Real estate and other repossessed assets	52,847	35,330	36,744	20,359	21,026
Total nonperforming assets	$416,770	$405,297	$291,673	$293,762	$286,210
Total nonperforming assets excluding those guaranteed by U.S. government agencies	267,603	284,616	194,911	195,210	187,160

Accruing loans 90 days past due[1]	7,684	10,992	3,706	7,680	1,541

Gross charge-offs	$26,661	$15,570	$18,917	$14,268	$11,707
Recoveries	(4,232)	(1,491)	(1,696)	(1,816)	(1,066)
Net charge-offs	$22,429	$14,079	$17,221	$12,452	$10,641

Provision for loan losses	$6,609	$134,365	$95,964	$18,779	$12,539
Provision for credit losses from off-balance sheet unfunded loan commitments	(4,950)	4,405	3,377	221	(539)
Provision for expected credit losses from mortgage banking acitivities[2]	(770)	(3,575)	(6,020)	—	—
Provision for credit losses related to held-to maturity (investment) securities portfolio[2]	(889)	126	450	—	—
Total provision for credit losses	$—	$135,321	$93,771	$19,000	$12,000

	Three Months Ended
	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Allowance for loan losses to period end loans	1.76%	1.80%	1.40%	0.97%	0.92%
Allowance for loan losses to period end loans excluding PPP loans[3]	1.93%	1.97%	1.40%	0.97%	0.92%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.88%	1.94%	1.53%	0.98%	0.92%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[3]	2.06%	2.12%	1.53%	0.98%	0.92%
Nonperforming assets to period end loans and repossessed assets	1.75%	1.68%	1.30%	1.35%	1.28%
Net charge-offs (annualized) to average loans	0.37%	0.23%	0.31%	0.22%	0.19%
Net charge-offs (annualized) to average loans excluding PPP loans[3]	0.41%	0.25%	0.31%	0.22%	0.19%
Allowance for loan losses to nonaccruing loans[1]	195.47%	174.74%	199.35%	120.54%	123.05%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	208.49%	187.94%	217.38%	121.44%	123.87%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Included in Provision for credit losses effective with implementation of CECL on January 1, 2020.
3    Represents a non-GAAP measure meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			Change
Commercial Banking	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	3Q20 vs 2Q20	3Q20 vs 3Q19
Net interest revenue	$149,946	$145,109	$178,960	3.3%	(16.2)%
Fees and commissions revenue	50,085	46,515	46,159	7.7%	8.5%
Other operating expense	66,846	62,933	69,127	6.2%	(3.3)%
Corporate expense allocations	5,172	5,437	11,772	(4.9)%	(56.1)%
Net income	75,097	80,992	100,986	(7.3)%	(25.6)%

Average assets	28,000,183	27,575,652	23,973,925	1.5%	16.8%
Average loans	18,677,401	19,262,827	19,226,347	(3.0)%	(2.9)%
Average deposits	15,375,450	14,599,225	10,833,057	5.3%	41.9%

Consumer Banking
Net interest revenue	$33,130	$39,270	$48,462	(15.6)%	(31.6)%
Fees and commissions revenue	67,974	67,192	51,461	1.2%	32.1%
Other operating expense	59,839	58,936	59,699	1.5%	0.2%
Corporate expense allocations	10,812	10,812	11,776	—%	(8.2)%
Net income	26,256	31,900	16,640	(17.7)%	57.8%

Average assets	9,898,119	9,920,005	9,827,130	(0.2)%	0.7%
Average loans	1,825,865	1,679,164	1,773,831	8.7%	2.9%
Average deposits	7,940,973	7,587,246	6,983,018	4.7%	13.7%

Wealth Management
Net interest revenue	$22,985	$26,880	$23,066	(14.5)%	(0.4)%
Fees and commissions revenue	111,655	106,757	89,422	4.6%	24.9%
Other operating expense	82,868	80,567	71,619	2.9%	15.7%
Corporate expense allocations	9,397	8,204	9,416	14.5%	(0.2)%
Net income	31,212	33,394	23,206	(6.5)%	34.5%

Average assets	16,206,522	15,721,452	10,391,225	3.1%	56.0%
Average loans	1,777,008	1,709,363	1,671,102	4.0%	6.3%
Average deposits	9,090,116	8,385,681	6,590,332	8.4%	37.9%
Fiduciary assets	52,935,646	50,560,584	49,259,697	4.7%	7.5%
Assets under management or administration	82,419,932	79,452,502	80,796,949	3.7%	2.0%